CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

1.	Registration statement (Form S-8 No. 333-159851) of WABCO Holdings Inc.,

2.	Registration statement (Form S-8 No. 333-144906) of WABCO Holdings Inc., and

3.	Registration statement (Form S-8 No. 333-148972) of WABCO Holdings Inc.
of our reports dated February 17, 2017, with respect to the consolidated financial statements and schedule of WABCO Holdings Inc. and subsidiaries and the effectiveness of internal control over financial reporting of WABCO Holdings Inc. and subsidiaries, included in this Annual Report (Form 10-K) of WABCO Holdings Inc. for the year ended December 31, 2016.
Ernst & Young Bedrijfsrevisoren BCVBA/Réviseurs d'Entreprises SCCRL
Represented by:
/s/ Wim Van Gasse, Partner *
Brussels, Belgium

February 17, 2017

* Acting on behalf of a BVBA/SPRL